Exhibit 15.1





August 8, 1995


Arizona Public Service Company
Post Office Box 53999
Phoenix, Arizona 85072-3999

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Arizona Public Service Company for the periods ended June 30, 1995 and 1994, as indicated in our report dated August 8, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, is incorporated by reference in Registration Statement Nos. 33-51085, 33-57822, 33-61228 and 33-55473 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1993, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Phoenix, Arizona